INDEPENDENT AUDITORS' CONSENT

We consent to the use in this Registration Statement of 3D Systems Corporation on Form S-1 of our report dated June 20, 2003, (which report expresses an unqualified opinion and includes explanatory paragraphs relating to (i) a going concern uncertainty and (ii) a restatement of the Company's 2001 and 2000 financial statements) appearing in the Prospectus, which is part of this Registration Statement, and of our report dated June 20, 2003 relating to the financial statement schedule appearing in the Prospectus, which is part of this Registration Statement.

We also consent to the references to us under the heading "Experts" and "Change in Accountants" in such Prospectus.


/s/ Deloitte & Touche LLP


DELOITTE & TOUCHE LLP
Los Angeles, California

August 29, 2003